IMG MUTUAL FUNDS, INC.


                                 EXHIBIT # 15(d)

                                       TO

                         POST-EFFECTIVE AMENDMENT NO. 8

                        FORM N-1A REGISTRATION STATEMENT


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                    DISTRIBUTION AND SHAREHOLDER SERVICE PLAN


         This Plan (the "Plan") constitutes the distribution and shareholder service plan of the IMG Mutual Funds, Inc., a Maryland corporation (the "IMG Funds"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates to those investment portfolios ("Funds") and/or classes of shares thereof identified on Schedule B of the IMG Funds' Distribution Agreement, as amended from time to time (the "Distribution Plan Funds").

         SECTION 1. The Adviser, Investors Management Group, Ltd., shall pay to BISYS Fund Services, Inc., the distributor (the "Distributor") of the IMG Funds' units of beneficial interest (the "Shares"), a fee in an amount not to exceed on an annual basis 0.01% of the average daily net asset value of such Funds up to an annual maximum of $100,000 for all Funds, for acting as Distributor under the Distribution Agreement.

         SECTION  2.  Each  Fund,  or  class  of  Shares  to a Fund  which  is a
Distribution  Plan  Fund,  shall  pay  to  banks  and  other   institutions  and
broker/dealers (a "Participating Organization") a fee in an amount not to exceed
 .50% of the average daily net asset value of such Fund (the "Distribution Fee") or as further limited in amount as set forth in the Fund's current Prospectus and as set forth in a Schedule to be approved from time to time as provided in
Section 5 of this Plan and attached to this Plan. Such fee shall be paid for distribution assistance and/or Shareholder service pursuant to an agreement between the Distribution Plan Funds and the Participating Organization; or (b) reimbursement of expenses incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or Shareholder service including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than Shareholders of a
Distribution  Plan  Fund,  printing  and  distributing   advertising  and  sales
literature and reports to Shareholders used in connection with the sale of Shares, and personnel and communication equipment used in servicing Shareholder accounts and prospective Shareholder inquiries. For purposes of the Plan, a Participating Organization may include the Distributor or any of its affiliates or subsidiaries.

         SECTION 3. The Distribution Fee shall be paid by the Distribution Plan Funds to the Distributor only to compensate or to reimburse the Distributor for payments or expenses incurred pursuant to Section 2.

         SECTION  4.  The  Plan  shall  not  take  effect  with   respect  to  a
Distribution Plan Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund.

         SECTION 5. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Directors of the IMG Funds, and (b) the Independent Directors of the IMG Funds cast is person at a meeting called for the purpose of voting on the Plan or such agreement.

         SECTION 6. The Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in
Section 5.

         SECTION 7. Any person authorized to direct the disposition of monies paid or payable by the Distribution Plan Funds pursuant to the Plan or any related agreement shall provide to the Directors of the IMG Funds, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 8. The Plan may be terminated at any time by vote of a majority of the Independent Directors, or by vote of a majority of a Distribution Plan Fund's outstanding voting securities.

         SECTION 9. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

                  (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Distribution Plan Fund, on not more than 60 days' written notice to any other party to the agreement; and

                  (b) That such agreement shall terminate automatically in the event of its assignment.

         SECTION 10. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in
Section 5.

         SECTION 11. As used in the Plan, (a) the term "Independent Directors" shall mean those Directors of the IMG Funds who are not interested persons of the IMG Funds, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment", "interested persons" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities Exchange Commissions.